Exhibit 99.2


                               RONSON CORPORATION
        PRESIDENT'S REPORT TO SHAREHOLDERS AT ANNUAL MEETING ON 11/11/08


Somerset, N.J., November 11, 2008 - Ronson Corporation (NASDAQ Capital Market
RONC) (the "Company") held its Annual Stockholder's Meeting today.

President's Report
------------------

The Company's Net Sales of $26,246,000 in 2007 were lower as compared to $29,244,000 in 2006. The Company's Net Loss of $(597,000) in 2007 compares to a Net Profit of $67,000 in 2006.

There were two significant business matters that impacted our earnings in 2007, one related negatively to consumer product sales (RCPC) and the other related positively to Ronson Aviation, Inc. (RAI). Both had a detrimental effect on the Company's earnings in 2007. Both are non-recurring.

         o Matter at RCPC - There was a sizable sale of about $960,000 in 2006 of Ronson fuels to a distributor in China, intended solely for the China domestic market. Contrary to our understanding or authorization, the distributor shortly thereafter trans-shipped the fuels back into the U.S. domestic market to a third party. The unauthorized return to the USA significantly reduced our fuel sales in 2007.

         o Matter at RAI - Results in 2007 reflected the effects of the Company's investment of about $3.3 million for the construction of a 19,200 sq. ft. hangar at Ronson Aviation. The investment complied with Mercer County's investment requirement to extend RAI's favorable lease at Trenton-Mercer Airport for an additional twenty-five years. The investment tied up funds and did not contribute revenue or earnings in 2007. The new hangar, now operational, has a positive effect on RAI's earnings.

Ronson Consumer Products Corporation
------------------------------------

Consumer sales at RCPC USA did not develop during 2008 as anticipated at year end 2007; however, consumer product sales at Ronson Corporation of Canada did grow and materialize as anticipated.

In 2008, certain adverse events developed that could not be foreseen. One was the sharp price increase of oil, which rose to $145 a barrel in July of this year. Oil is a primary ingredient of Ronsonol and Multi-Fill butane fuels. Profit margins of these consumer products were affected. It is difficult to pass on all of such oil price increases to our customers.

The other event was the economy. It has deteriorated into a severe recession, not witnessed in over 70 years. The downward trend in the U.S. economy and global uncertainties are far worse than what might have been imagined by business, government, and countries throughout the world. Notwithstanding, we believe the economic uncertainties will be overcome; but not in the short term. The longer term appears more realistic.

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To aid the distribution, growth, and success of new consumer products, additional working capital is needed as well as for other purposes. This is clear. Steps are being taken to make this come to pass.

This year, we have been developing strategies to improve consumer product sales and operations. The seeds that are now being planted should grow for the Company.

Ronson Aviation, Inc.
---------------------

Ronson Aviation, Inc. (RAI), located on an 18 acre site at the Trenton-Mercer Airport in New Jersey, provides aviation-related sales and services to the general public, industry and the U.S. government. RAI's new hangar/office was completed in mid-November 2007. It will assist sales growth in three areas of RAI's operations, namely: sales of jet fuel to corporate and private jets, space rentals, and maintenance services. It is important to note that RAI's long-term lease at the Trenton-Mercer Airport has been extended 25 years to 2032. The operations of RAI are a major profit contributor to the Company.

The Company's Board of Directors on February 1, 2008 declared a 5% stock dividend on the Company's outstanding common stock. The 5% stock dividend was issued on April 15, 2008 to stockholders of record March 28, 2008. The 5% stock dividend increased the outstanding common shares of the Company to about 5,084,000 shares.

Significant improvements are expected related to the business matters discussed in this report to shareholders.



This press release contains forward-looking statements that anticipate results based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectation of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.


COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 469-8300


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